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                                                                 EXHIBIT 23.02

                       CONSENT OF INDEPENDENT AUDITORS
                       -------------------------------

The Board of Directors
ULTRADATA Corporation:

We consent to incorporation by reference in the registration statement dated May 30, 1997 on Form S-8 of ULTRADATA Corporation of our report dated March 11, 1997, except as to Note 5, which is as of May 6, 1997, relating to the balance sheets of ULTRADATA Corporation as of December 31, 1996 and 1995, and the related statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, and the related schedule, which report appears in the December 31, 1996, annual report on Form 10-K of ULTRADATA Corporation.


                                        /s/ KPMG Peat Marwick LLP


San Jose, California
May 30, 1997